PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 28, 1998)

                        1,000,000 Shares of Common Stock
                                ($.15 Par Value)

                               OMNICOM GROUP INC.

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      This document  supplements the Prospectus  dated January 28, 1998 relating to 1,000,000 shares of Common Stock, par value $.15 per share (the "Common Stock") of the Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"). Each share of Common Stock offered hereby was issued upon exchange of an Exchangeable Share (an "Exchangeable Share") of Omnicom Canada Inc. ("OCI"), a corporation incorporated under the laws of Ontario and a wholly-owned subsidiary of the Company, issued in a private offering in Canada by OCI for the Class A Common Shares and Class B Common Shares of Quintenco Holdings Inc., a corporation organized under the laws of Ontario ("QHI"), in connection with the combination of OCI and QHI. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On June 21, 2000, the closing price of the Common Stock as reported on the New York Stock Exchange was $95.375 per share. The Common Stock is traded under the symbol "OMC."

      The Selling Shareholders do not own in excess of 1% of the Common Stock of the Company and since the Selling Shareholders may sell all, some or none of the shares of Common Stock offered hereby, no estimate can be made of the aggregate number of shares of Common Stock that will be owned by the Selling Shareholders upon completion of the offering to which this Prospectus Supplement relates. In accordance with the Section of the Prospectus entitled "Selling Shareholders" (which appears on page 10 of the Prospectus), the following information is provided with respect to the beneficial owners of the Common Stock:

                                    Amount of Shares              Amount of
     Names of Selling              Beneficially Owned            Shares to be
     Shareholders                  as of June 21, 2000         Offered for Sale
     ----------------              -------------------         ----------------

     Patrick Joseph Walshe                1,768                      1,768

     1222287 Ontario Inc.                 5,119                      5,119

     John Campbell Reston                 3,937                      3,937

     1222286 Ontario Inc.                34,890                     34,890


      Except for the purchase of the shares of Common Stock, the Selling Shareholders have not had a material relationship with the Company or any of its affiliates within the past three years.

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      THESE  SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this Prospectus Supplement is June 27, 2000.